        Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE
This Settlement Agreement and Mutual Release (the “Agreement”), dated June 6, 2007, is entered into by and between Yardville National Bancorp, Patrick M. Ryan, George Muller, Martin Tuchman, F. Kevin Tylus, Christopher S. Vernon, Robert Workman, James E. Bartolomei, Elbert G. Basolis, Jr., Lorraine Buklad, Jay G. Destribats, Anthony M. Giampetro, Sidney L. Hofing, Gilbert W. Lugossy, Samual D. Marrazzo, and Louis R. Matlack (collectively “YNB”) and Lawrence B. Seidman, Dennis Pollack, and Seidman and Associates, LLC (collectively “Seidman”) (collectively, YNB and Seidman are referred to as the “Parties”);
WHEREAS, on or about March 3, 2006, Seidman instituted a shareholder disenfranchisement lawsuit against YNB with the Superior Court of New Jersey, Chancery Division, Passaic County, under a matter entitled Seidman, et al. v. Yardville National Bancorp, et al. (Docket No. PAS-C-41-06) (the “Action”);

WHEREAS, on or about February 8, 2007, the Court entered an Order of Judgment that resolved all the issues in the case; and

WHEREAS, on or about February 9, 2007, Seidman & Associates, LLC instituted a summary proceeding under the caption Seidman, et al. v. Yardville National Bancorp, et al. (Docket No. PAS-C-20-07) for a declaration to require Yardville National Bancorp to hold its annual meeting of shareholders on or before June 4, 2007;

WHEREAS, on or about March 21, 2007, the Court entered an Order requiring Yardville National Bancorp to hold its annual meeting of shareholders on or before July 12, 2007; and

WHEREAS, on or about March 29, 2007, the Court entered an Order Awarding Attorney’s Fees and Costs that awarded Seidman certain fees and costs associated with the Action; and

WHEREAS, YNB and Seidman filed appeals with the Superior Court of New Jersey Appellate Division under Docket Number A-004348-06-T5 to challenge the February 8th Order and the March 29th Order (the “Appeal”); and

WHEREAS, the Parties now wish to amicably settle and resolve all disputes and controversies relating to the Action, the date for the 2007 Annual Meeting of Shareholders, and the Appeal in order to avoid the uncertainty and costs associated with on-going litigation; and
WHEREAS, the Parties have consulted with their respective attorneys prior to executing this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the undersigned Parties do hereby agree as follows:

1.  Payment.  YNB agrees to pay Seidman the sum of One Hundred Thousand Fifty-Three and 6/100 Dollars ($100,053.06) (the “Settlement Payment”) within ten (10) days of Seidman’s delivery of a fully executed copy of this Agreement.  The Settlement Payment is made in order to settle all disputes, claims and controversies between the Parties.  Upon receipt of the Settlement Payment, Seidman agrees to execute and file warrants to satisfy the monetary judgments entered in the Action.  The warrants shall only satisfy the monetary portion of the judgments entered in Action and not constitute a waiver of YNB’s ability to appeal paragraphs 4 and 6 of the February 8, 2007 Order entered in the Action.

2.  Consent to Vacate the March 21, 2007 Order.  The Parties agree to the entry of a Consent Order that shall be entered by the Honorable Margaret M. McVeigh, P.J.Ch. which shall vacate the Court’s March 21, 2007 Order that requires the 2007 annual meeting of shareholders to take place on July 12, 2007.  The Consent Order shall be prepared and submitted to the Court by YNB’s counsel.

3.  Resolution of the Appeal.  Seidman agrees that he will withdraw the cross-appeal filed in the Appeal under Docket Number A-004348-06-T5.  YNB agrees that it will withdraw all portions of its appeal, except its appeal of Paragraphs 4 and 6 of the February 8, 2007 Order entered in the Action.  Seidman agrees not to oppose YNB’s appeal of Paragraphs 4 and 6 of the Court’s February 8, 2007 Order.  The Parties further agree that they will use their best efforts to resolve the Appeal by jointly seeking to have the Appellate Division enter an Order that vacates Paragraphs 4 and 6 of the February 8, 2007 Order entered in the Action.  In connection with the foregoing, in the event that Seidman’s counsel is asked by YNB to attend any conferences or otherwise provide services, YNB shall promptly reimburse Seidman for the reasonable fees and expenses of his counsel.

4.  2007 Annual Meeting of Shareholder.  On or prior to the date of this Agreement, Yardville National Bancorp has entered into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Yardville National Bancorp will merge with and into an unaffiliated corporation (the “Merger”), which provides, among other things, that Yardville National Bancorp will promptly take all steps necessary to duly call, give notice of, convene, and hold a special meeting of its shareholders for the purpose of considering the Merger Agreement and the Merger.  In the event that the Merger Agreement is terminated for any reason prior to the consummation of the Merger, Yardville National Bancorp shall cause an annual meeting of shareholders to be held within sixty (60) days of the effective date of such termination.

5.  Seidman’s Withdrawal of the Slate of Director Candidates.  If an annual meeting of shareholders is held in accordance with paragraph 4 of this Agreement, Seidman & Associates, LLC shall withdraw its slate of director candidates seeking election to the Yardville National Bancorp Board.

6.  Withdrawal of Proposal to Declassify Yardville National Bancorp’s Board. If an annual meeting of shareholders is held in accordance with paragraph 4 of this Agreement, Seidman & Associates, LLC shall withdraw its shareholder proposal to hold an election on the adoption of a resolution to declassify Yardville National Bancorp’s Board of Directors and hold annual elections of each director seat.

7.  Yardville National Bancorp’s Nomination of Candidates.  If an annual meeting of shareholders is held in accordance with paragraph 4 of this Agreement, Yardville National Bancorp shall nominate the following slate of candidates for election to the Yardville National Bancorp Board of Directors at the 2007 annual meeting of shareholders: Elbert G. Basolis, Jr., Dennis Pollack, Patrick Robinson, Patrick M. Ryan and F. Kevin Tylus.

8.  Adoption of Declassification Amendment.  If an annual meeting of shareholders is held in accordance with paragraph 4 of this Agreement, Yardville National Bancorp shall cause to be submitted to a vote of the shareholders an amendment to its certificate of incorporation to declassify its Board and hold annual elections for each director seat on the Board beginning at the 2008 annual meeting of shareholders.

9.  Share Voting Agreement.  If an annual meeting of shareholders is held in accordance with paragraph 4 of this Agreement, Seidman agrees to be present, in person or by proxy, and to vote or cause to be voted, in person or by proxy, all of the shares which it beneficially owns, in favor of the slate of candidates the Yardville National Bancorp Board of Directors nominates for election at the 2007 annual meeting of shareholders.

10.  No Admission.  This Agreement is executed pursuant to a compromise and settlement entered into without any admission of liability by the Parties, but solely for the purpose of avoiding costly litigation on disputed claims and avoiding uncertainty, controversy and legal expense.

11.  Amendment.  This Agreement shall be binding upon the Parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the Parties.

12.  Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the Parties and cancels all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, warranties, representations, and promises in connection herewith.

13.  Severability.  If any provision in this Agreement is declared or determined by any court or arbitrator to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

14.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and the counterparts shall together constitute one and the same agreement, notwithstanding that all Parties are not a signatory to the original or the same counterpart.  Furthermore the Parties mutually agree that this Agreement may be executed by a faxed signature in counterparts which taken together should be considered an original.

15.  Headings.  The headings of the sections contained herein are for convenience only and are not to be used to define, limit or construe their contents.

16.  Successors.  All of the rights and obligations of the Parties under this Agreement shall bind and inure to the benefit of the respective successors, grantees and assigns of the Parties.

17.  Representation by Counsel.  The Parties hereby acknowledge that each has been represented by legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Agreement and that each of them has executed this Agreement with the consent and on the advice of such legal counsel.  The Parties further acknowledge that each of them and their counsel have had an adequate opportunity to make whatever investigations or inquiry that they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration specified herein.  Each party has reviewed and revised, or had the opportunity to revise this Agreement, and accordingly the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

By signing below, the Parties acknowledge that they have consulted with legal counsel regarding this Agreement and have carefully read and fully understand all of the provisions of this Agreement and that they are voluntarily entering into this Agreement.

Dated: June 6, 2007	/s/ Lawrence B. Seidman
Lawrence B. Seidman

SEIDMAN & ASSOCIATES, LLC

Dated: June 6, 2007	By: /s/ Lawrence B. Seidman
Lawrence B. Seidman

Dated: June 6, 2007
Dennis Pollack

YARDVILLE NATIONAL BANCORP

Dated: June 6, 2007	/s/ By: Patrick M. Ryan
Patrick M. Ryan , CEO

Dated: June 6, 2007	/s/ Patrick M. Ryan
Patrick M. Ryan

Dated: June 6, 2007	/s/ George Muller
George Muller

Dated: June 6, 2007	/s/ Martin Tuchman
Martin Tuchman

Dated: June 6, 2007	/s/ F. Kevin Tylus
F. Kevin Tylus

Dated: June 8, 2007	/s/ Christopher S. Vernon
Christopher S. Vernon

Dated: June 6, 2007	/s/ Robert Workman
Robert Workman

Dated: June 6, 2007	/s/ James E. Bartolomei
James E. Bartolomei

Dated: June 6, 2007	/s/ Elbert G. Basolis, Jr.
Elbert G. Basolis, Jr.

Dated:
Lorraine Buklad

Dated: June 6, 2007	/s/ Jay G. Destribats
Jay G. Destribats

Dated: June 6, 2007	/s/ Anthony M. Giampetro
Anthony M. Giampetro

Dated: June 8, 2007	/s/ Sidney L. Hofing
Sidney L. Hofing

Dated: June 6, 2007	/s/ Gilbert W. Lugossy
Gilbert W. Lugossy

Dated: June 6, 2007	/s/ Samuel D. Marrazzo
Samuel D. Marrazzo

Dated: June 6, 2007	/s/ Louis R. Matlack
Louis R. Matlack